                                                                  EXHIBIT 12.2


                            SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED SHARE DIVIDENDS
                          (Dollar amounts in thousands)
                                   (Unaudited)


                                        NINE MONTHS
                                           ENDED
                                        SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                      --------------------    --------------------------------------------
                                       1997        1996         1996        1995       1994        1993(1)
                                      ---------  ---------    ---------   ---------  ---------   ---------
Net earnings from operations......    $  34,722  $  25,273    $  32,998   $  19,639  $   9,926   $      38
Add:
    Interest expense..............       14,572     11,824       16,181      19,042      9,240           0
                                      ---------   ---------   ---------   ---------  ---------   ---------
Earnings, as adjusted.............    $  49,294  $  37,097    $  49,179   $  38,681  $  19,166   $      38
                                      =========  =========    =========   =========  =========   =========

Combined fixed charges and preferred
 share dividends:
    Interest expense..............    $  14,572  $  11,824    $  16,181   $  19,042  $   9,240   $      0
    Capitalized interest..........        7,653      7,587       10,250       4,404        793          0
                                      ---------  ---------    ---------   ---------  ---------   ---------
       Total fixed charges........       22,225     19,411       26,431      23,446     10,033          0
Preferred share dividends.........          491          0            0           0          0          0
                                      ---------  ---------    ---------   ---------  ---------   ---------
Combined fixed charges
 and preferred share dividends....    $  22,716  $  19,411    $  26,431   $  23,446  $  10,033   $      0
                                      =========  =========    =========   =========  =========   =========
Ratio of earnings to combined fixed
 charges and preferred share
 dividends........................          2.2        1.9          1.9         1.7        1.9        N/A
                                      =========  =========    =========   =========  =========   =========

(1)  For the period from inception (October 26, 1993) to December 31, 1993.